EXHIBIT 99.1

Tekmira Provides Corporate Update and Announces First Quarter 2014 Results

Conference Call at 4:30 pm Eastern Time Today

VANCOUVER, British Columbia, May 14, 2014 (GLOBE NEWSWIRE) -- Tekmira Pharmaceuticals Corporation (Nasdaq:TKMR) (TSX:TKM), a leading developer of RNA interference (RNAi) therapeutics, today announced its financial and operating results for the first quarter ended March 31, 2014 and provided a corporate update.

"We successfully completed a financing round in March, which further fortified our balance sheet to $134 million cash on hand and broadened our reach with U.S. based institutional investors. Bolstered by this support, we remain sharply focused on executing upon our clinical development plans," said Dr. Mark J. Murray, Tekmira's President and CEO.

Highlights

  Recent advances in our anti-viral product platform were presented on April 1, 2014 at the 6th International Symposium of Filoviruses in Galveston, Texas. New data demonstrated 100% survival in non-human primates despite treatment with TKM-Marburg being delayed until 72 hours after infection with otherwise lethal doses of Marburg virus.

  We completed an underwritten public offering of 2,125,000 shares at a price of $28.50 per share for aggregate gross proceeds of $60.6 million. Total shares outstanding at the end of the quarter was 22 million shares.

  In March 2014, we were granted a Fast Track designation from the U.S. Food and Drug Administration (FDA) for the development of TKM-Ebola, our anti-Ebola viral RNAi therapeutic that is being developed under a $140 million contract with the U.S. Department of Defense. Dr. Ian MacLachlan will be presenting data on this program at the 17th Annual Meeting of the American Society of Gene and Cell Therapy in Washington, DC from May 21-24, 2014. We expect completion of this Phase I clinical study in the second half of the year.

  Tekmira's ongoing lipid nanoparticle (LNP) technology innovations, including preclinical data demonstrating the effective enablement of messenger RNA (mRNA), were presented at the AsiaTIDES Conference in Tokyo, Japan on February 25, 2014.

  A Phase I/II clinical trial with TKM-PLK1 continues to enroll patients within two oncology indications: Gastrointestinal Neuroendocrine Tumors (GI-NET) or Adrenocortical Carcinoma (ACC). Today, Tekmira disclosed that three of four ACC patients have demonstrated a clinical benefit, including one RECIST-qualifying partial response. Data is expected in the second half of this year.

  Preclinical work continues to support the development of TKM-HBV, an RNAi therapeutic designed to eliminate Hepatitis B surface antigen in HBV chronically infected patients. We anticipate filing an Investigational New Drug (IND) application in the second half of 2014.

  On April 28, 2014, Alnylam Pharmaceuticals Inc. released new data from its Phase II trial with LNP-enabled patisiran (ALN-TTR02), which further validated Tekmira's proprietary LNP delivery technology.

Financial Results

Net loss

Adjusted net loss, excluding a non-cash charge for warrant revaluation, represents an increase of $1.5 million when comparing Q1 2013 to Q1 2014. Inclusive of a $13.6 million non-cash charge for revaluation of warrants, net loss increased $15.5 million from $2.5 million in Q1 2013 to $18.0 million in Q1 2014.

Revenue

Revenue was $4.4 million for Q1 2014 as compared to $2.1 million for Q1 2013.

Under the DoD contract to develop TKM-Ebola, Tekmira is being reimbursed for costs incurred, including an allocation of overheads, and is being paid an incentive fee. For this contract, Tekmira recorded $3.2 million in revenue in Q1 2014 as compared to $1.9 million in Q1 2013. There was increased activity on TKM-Ebola as the Company moved into Phase I clinical trials and continued with animal studies.

In January 2014, Tekmira signed a contract with Monsanto Company for the use of its delivery technology and related intellectual property for use in agriculture. Tekmira recognized $0.8 million in Monsanto revenue in Q1 2014.

Research, development, collaborations and contracts expenses

Research, development, collaborations and contracts expenses were $8.2 million in Q1 2014 as compared to $4.1 million in Q1 2013.

Tekmira increased spending on newer product candidates, TKM-HBV and TKM-ALDH2, and increased research activities related to the Monsanto collaboration.

General and administrative

General and administrative expenses were $2.1 million in Q1 2014 as compared to $0.9 million in Q1 2013. The increase in general and administrative expense was largely due to an increase in compensation expense with the growth in employee base to support the expanded portfolio of product candidates.

Other income (losses)

The aggregate increase in value of Tekmira's common share purchase warrants was $13.6 million as compared to a decrease in the value of common share purchase warrants outstanding of $0.3 million in Q1 2013. The increase is a result of an increase in the Company's share price from the previous reporting date.

Cash and Cash Equivalents

At December 31, 2013 we held $68.7 million in cash and cash equivalents. On March 18, 2014, we raised net proceeds of $56.5 million from a public offering. Our cash balance as at March 31, 2014 was $134.4 million.

Conference Call Information

Tekmira will hold a conference call and webcast today (Wednesday, May 14, 2014) at 1:30 pm Pacific Time (4:30 pm Eastern Time) to discuss its first quarter 2014 results and provide a corporate update. A live webcast of the call can be accessed through the Investor section of Tekmira's website at www.tekmira.com. Or, alternatively, to dial into the conference call, please call 1.866.393.1607 or 1.914.495.8556.

An archived webcast of this conference call will be available on the Tekmira website approximately two hours after the event. Or alternatively, you may access a replay of the conference call available until May 17, 2014 by calling 404.537.3406 or 1.855.859.2056 and referencing conference ID 41342533.

About RNAi and Tekmira's LNP

RNAi therapeutics have the potential to treat a broad number of human diseases by "silencing" disease causing genes. The discoverers of RNAi, a gene silencing mechanism used by all cells, were awarded the 2006 Nobel Prize for Physiology or Medicine. RNAi therapeutics, such as "siRNAs," require delivery technology to be effective systemically. Tekmira believes its LNP technology represents the most widely adopted delivery technology for the systemic delivery of RNAi therapeutics. Tekmira's LNP platform is being utilized in multiple clinical trials by both Tekmira and its partners. Tekmira's LNP technology (formerly referred to as stable nucleic acid-lipid particles or SNALP) encapsulates siRNAs with high efficiency in uniform lipid nanoparticles that are effective in delivering RNAi therapeutics to disease sites in numerous preclinical models. Tekmira's LNP formulations are manufactured by a proprietary method which is robust, scalable and highly reproducible, and LNP-based products have been reviewed by multiple FDA divisions for use in clinical trials. LNP formulations comprise several lipid components that can be adjusted to suit the specific application.

About Alnylam RNAi Technology

Tekmira has licenses to Alnylam RNAi intellectual property for certain siRNA programs.

About Tekmira

Tekmira Pharmaceuticals Corporation is a biopharmaceutical company focused on advancing novel RNAi therapeutics and providing its leading lipid nanoparticle delivery technology to pharmaceutical partners. Tekmira has been working in the field of nucleic acid delivery for over a decade and has broad intellectual property covering LNPs. Further information about Tekmira can be found at www.tekmira.com. Tekmira is based in Vancouver, B.C.

The Company defines Adjusted net loss as Net loss, excluding the increase or decrease in the fair value of the warrant liability. The Company believes that the disclosure of Adjusted net loss provides our shareholders with better information about operating results and assists in comparison from one period to another.

Reconciliation of Net loss and Adjusted net loss (in millions)

	Q1 2014	Q1 2013
Net loss	$18.0	$2.5
(Increase) decrease in fair value of warrant liability	$(13.6)	$0.3
Adjusted net loss	$4.4	$2.9

Forward-Looking Statements and Information

This news release contains "forward-looking statements" or "forward-looking information" within the meaning of applicable securities laws (collectively, "forward-looking statements"). Forward-looking statements in this news release include statements about Tekmira's strategy, future operations, clinical trials, prospects and the plans of management; RNAi (ribonucleic acid interference) product development programs; Fast Track designation from the FDA for the development of TKM-Ebola; the expected completion of our TKM-Ebola Phase I clinical study in the second half of the year; GI-NET or ACC enrollment in a Phase I/II clinical trial with TKM-PLK1, and expected interim data from this trial in the second half of 2014; the anticipated filing of an IND application in the second half of 2014; and statements with respect to revenue and expense fluctuation and guidance.

With respect to the forward-looking statements contained in this news release, Tekmira has made numerous assumptions regarding, among other things: LNP's status as a leading RNAi delivery technology; Tekmira's research and development capabilities and resources; the effectiveness of Tekmira's products as a treatment for cancer, chronic Hepatitis B infection, infectious disease, alcohol use disorder, or other diseases; the timing and quantum of payments to be received under contracts with Tekmira's partners including Alnylam, Spectrum, Monsanto and the DoD; and Tekmira's financial position and its ability to execute its business strategy. While Tekmira considers these assumptions to be reasonable, these assumptions are inherently subject to significant business, economic, competitive, market and social uncertainties and contingencies.

Additionally, there are known and unknown risk factors which could cause Tekmira's actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements contained herein. Known risk factors include, among others: Tekmira's products may not prove to be effective or as potent as currently believed; there may be no further advancements in next-generation LNP technologies; anticipated studies and submissions to the FDA may not occur as currently anticipated, or at all; the FDA may refuse to approve Tekmira's products, or place restrictions on Tekmira's ability to commercialize its products; completion of preclinical work and IND applications may not occur as currently anticipated, or at all; Tekmira may never identify another product development candidate; Tekmira may not obtain and protect intellectual property rights, and operate without infringing on the intellectual property rights of others; Tekmira may face competition from other pharmaceutical or biotechnology companies and the possibility that other organizations have made advancements in RNAi delivery technology that Tekmira is not aware of; anticipated pre-clinical and clinical trials may be more costly or take longer to complete than anticipated, and may never be initiated or completed, or may not generate results that warrant future development of the tested drug candidate; Tekmira may not receive the necessary regulatory approvals for the clinical development of Tekmira's products; Tekmira may lose the arbitration proceedings with Alnylam in connection with ALN-VSP; Tekmira's development partners and licensees conducting clinical trial, development programs and joint venture strategic alliances may not result in expected results on a timely basis, or at all; anticipated payments under contracts with Tekmira's collaborative partners may not be received by Tekmira on a timely basis, or at all, or in the quantum expected by Tekmira; payments received from third parties may not be sufficient to fund Tekmira's continued business plan as currently anticipated; future operating results are uncertain and likely to fluctuate; Tekmira may not be able to raise additional financing required to fund further research and development, clinical studies, and obtain regulatory approvals, on commercially acceptable terms or at all; economic and capital market conditions; and Tekmira may become subject to product liability or other legal claims for which Tekmira has made no accrual in its financial statements.

A more complete discussion of the risks and uncertainties facing Tekmira appears in Tekmira's Annual Report on Form 10-K and Tekmira's continuous disclosure filings, which are available at www.sedar.com or at www.sec.gov. All forward-looking statements herein are qualified in their entirety by this cautionary statement, and Tekmira disclaims any obligation to revise or update any such forward-looking statements or to publicly announce the result of any revisions to any of the forward-looking statements contained herein to reflect future results, events or developments, except as required by law.

CONTACT: Investors
         Bruce Cousins
         Executive VP and CFO
         Phone: 604-419-3200
         Email: ir@tekmira.com

         Media
         Alan Bayless
         Longview Communications Inc.
         Phone: 604-694-6035
         Email: abayless@longview.ca